Exhibit (a)(1)(H)

SUPPLEMENT TO THE

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

OF

ACCREDITED HOME LENDERS HOLDING CO.

AT

$11.75 NET PER SHARE

BY

LSF5 ACCREDITED MERGER CO., INC.

A WHOLLY-OWNED SUBSIDIARY OF

LSF5 ACCREDITED INVESTMENTS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

ON OCTOBER 5, 2007, UNLESS THE OFFER IS EXTENDED.

On June 19, 2007, LSF5 Accredited Merger Co., Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), distributed an offer to purchase (the “original offer to purchase”) and a related letter of transmittal (the “original letter of transmittal”) in connection with its offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), at a price of $15.10 per Share, net to the seller in cash, without interest, and subject to applicable withholding taxes, upon the terms and subject to the conditions described in the original offer to purchase and the original letter of transmittal. The offer described in the original offer to purchase was made pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007, as amended by the First Amendment dated as of June 15, 2007 (the “First Amendment”), by and among Parent, Purchaser and the Company.

On September 18, 2007, Parent, Purchaser and the Company entered into a Second Amendment to the merger agreement (the “Second Amendment”). Purchaser, by this supplement (the “supplement”, together with the original offer to purchase, the “offer to purchase”), amends and supplements the original offer to purchase, which, as so amended and supplemented and together with the amended letter of transmittal included herewith, constitutes the “offer.” References to the “merger agreement” in the offer to purchase mean the merger agreement as amended by the First Amendment and the Second Amendment, and as subsequently amended or supplemented from time to time.

Purchaser has reduced the price per Share at which stockholders may tender Shares from $15.10 to $11.75, net to the seller in cash, without interest, and subject to applicable withholding taxes (the “New Offer Price”). Purchaser has also changed the conditions to the offer so that it is conditioned upon, among other things, (i) there being tendered and not validly withdrawn, prior to the expiration of the offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding as of the date immediately prior to the acceptance of Shares pursuant to the offer, and (ii) the absence of any injunction or temporary restraining order entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction prohibiting the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer. Certain other conditions to consummation of the offer are described in Section 13—“Certain Conditions of the Offer” of the offer to purchase.

Following consummation of the offer, Purchaser will be merged with and into the Company (the “merger”), and each Share not previously purchased in the offer will be converted into the right to receive in cash the same price paid in the offer, subject to appraisal rights. The offer is not conditioned upon obtaining, or the funding of, any financing arrangements.

The board of directors of the Company unanimously (i) approved the merger agreement, and approved the transactions contemplated thereby, including the offer and the merger, in accordance with the Delaware General Corporation Law (the “DGCL”); (ii) declared that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company stockholders; and (iii) adopted resolutions recommending that the Company stockholders accept the offer, tender their Shares pursuant to the offer and adopt the merger agreement and approve the merger, if required.

If you have already tendered your Shares (or directed or instructed that your Shares be tendered) and you wish to withdraw the tender of such Shares, you may do so by delivering a written notice of withdrawal to the Depositary at any time prior to the expiration date of the offer and following the instructions described in Section 4—“Withdrawal Rights” of the offer to purchase. If you have already tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. We urge you to contact your bank, broker, dealer, trust company or other nominee to find out their applicable deadline.

If you have already tendered your Shares (or directed or instructed that your Shares be tendered) and you wish to have such Shares continue to be tendered in the offer for the New Offer Price, you do not need to re-submit the original letter of transmittal, or submit the amended letter of transmittal, or give new instructions in connection with any prior instructions to a bank, broker, dealer, trust company or other nominee.

IMPORTANT

The following amendments and supplements to the information contained in the original offer to purchase are keyed to the headings in the original offer to purchase. Stockholders should read the original offer to purchase and the amended letter of transmittal in conjunction with this supplement in considering whether to tender their Shares. Terms defined in the original offer to purchase and used in this supplement but not otherwise defined in this supplement have the meanings assigned to them in the original offer to purchase.

If you wish to tender Shares in the offer that have not been previously tendered you should (i) complete and sign the amended letter of transmittal (or a facsimile thereof) that accompanies this supplement in accordance with the instructions in the amended letter of transmittal and mail or deliver the amended letter of transmittal and all other required documents to the Depositary together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—“Procedure for Tendering Shares” of the offer to purchase, or (ii) request your bank, broker, dealer, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact such person if you wish to tender your Shares so registered.

If you want to tender your Shares and your certificates are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares by following the guaranteed delivery procedure set forth in Section 3—“Procedure for Tendering Shares” of the offer to purchase.

Except as otherwise set forth in this supplement or the amended letter of transmittal, the terms and conditions set forth in the original offer to purchase and the original letter of transmittal remain applicable in all respects. To the extent that any information or amendment contained in this supplement is inconsistent with the information in the original offer to purchase, the information and amendments in this supplement shall control.

You may direct questions and requests for assistance to Georgeson Inc., our information agent, or to Piper Jaffray & Co., our dealer-manager, at their respective addresses and telephone numbers set forth on the back cover of this supplement. Requests for additional copies of this supplement, the original offer to purchase, the amended letter of transmittal or the amended notice of guaranteed delivery may be directed to the information agent or to your bank, broker, dealer, trust company or other nominee.

            The Dealer-Manager for the offer is:

PIPER JAFFRAY & CO.

Supplement to Offer to Purchase dated September 21, 2007

SUMMARY TERM SHEET

The following are answers to some of the questions you, as a stockholder of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), may have about the offer. This summary highlights important information from the offer to purchase but does not purport to be complete. We urge you to read carefully the original offer to purchase, this supplement, the amended letter of transmittal and the other documents to which we refer you in their entirety before making any decision as to whether to tender your shares.

Who is offering to buy my Shares?

We are LSF5 Accredited Merger Co., Inc., a Delaware corporation, or “Purchaser”, formed for the purpose of making this offer and merging with and into the Company. We are a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company, or “Parent”. Parent is a direct subsidiary of LSF5 Accredited Holdings, LLC, a Delaware limited liability company (“Holdco”). Holdco is a direct subsidiary of Lone Star Fund V (U.S.) L.P., a Delaware limited partnership (“Lone Star Fund”). Lone Star Fund is controlled by its general partner, Lone Star Partners V, L.P., a Bermuda limited partnership (“GP #1”). GP #1 is controlled by its general partner, Lone Star Management Co. V, Ltd., a Bermuda company (GP #2). GP #2 is controlled by its sole owner, John P. Grayken (“Grayken”). We refer to Purchaser, Parent, Holdco, Lone Star Fund, GP #1 and GP #2 and their respective subsidiaries and affiliates, collectively, as “Lone Star”. Unless the context otherwise requires, the terms “we”, “our” and “us” refer to Purchaser. See the “Introduction” and Section 9—“Certain Information Concerning Parent and Purchaser” of the offer to purchase.

What are the classes and amounts of securities sought in the offer?

We are seeking to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”). See the “Introduction” and Section 1—“Terms of the Offer” of the offer to purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $11.75 per Share net to you, in cash, without interest, less any required tax withholdings (the “New Offer Price”). If you are the record owner of your Shares and you directly tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee, and your broker tenders your Shares on your behalf, your bank, broker, dealer, trust company or other nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See the “Introduction” of the offer to purchase.

Do you have the financial resources to make payment?

We estimate the total amount of funds necessary to complete the offer and merger and to pay related fees and expenses to be approximately $315 million. Funds in an amount sufficient to pay for all Shares that may be tendered in the offer have already been placed by Purchaser into an escrow account at The Bank of New York and will be available for payment upon completion of the offer. Lone Star Fund has also guaranteed the payment obligations of Purchaser for the offer and the merger. See Section 12—“Source and Amount of Funds” of the offer to purchase.

Is your financial condition relevant to my decision to tender my Shares in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

•	the offer is being made for all outstanding Shares solely for cash;

•

sufficient funds to purchase all Shares validly tendered and not withdrawn in the offer have already been placed in an escrow account at The Bank of New York and will be available for payment upon completion of the offer;

•	the offer is not subject to any financing condition; and

•	if we consummate the offer, we expect to acquire any remaining Shares for the same cash price in the merger.

See Section 12—“Source and Amount of Funds” of the offer to purchase.

What does the Company’s Board of Directors think of the offer?

The board of directors of the Company unanimously (i) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in accordance with the DGCL; (ii) declared that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company stockholders; and (iii) adopted resolutions recommending that the Company stockholders accept the offer, tender their Shares pursuant to the offer and adopt the merger agreement and approve the merger, if required. A more complete description of the reasons for the actions of the Company’s board of directors is set forth in an amendment to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 relating to the offer that will be mailed to stockholders together with this offer to purchase. See the “Introduction” of the offer to purchase.

How long do I have to decide whether to tender my Shares in the offer?

You will have at least until 12:00 midnight, New York City time, on October 5, 2007, to tender your Shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described in the offer to purchase prior to that time. See Sections 1—“Terms of the Offer” and Section 3—“Procedure for Tendering Shares” of the offer to purchase.

Can the offer be extended and under what circumstances?

Yes. The merger agreement provides that the tender offer may, and in certain events is required to, be extended, as follows:

•

by Purchaser for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Global Select Market (“Nasdaq”) that is applicable to the Offer, except that Purchaser is not required to extend the offer beyond December 31, 2007 or, under certain circumstances, beyond March 31, 2008 (the “Outside Date”);

•

by Purchaser upon the written request of the Company for an additional period of not more than ten business days if any condition to the offer is not satisfied, provided that Purchaser is not required to extend the offer beyond the Outside Date;

•	by Purchaser and Parent, upon the written request of the Company for an additional period of not more than five business days, if (i) the Company receives a Company Acquisition

Proposal (as defined in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Merger Agreement—Solicitation of Transactions” of the offer to purchase) or an Adverse Recommendation Change (as defined in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Merger Agreement—Solicitation of Transactions” of the offer to purchase) shall have occurred five or fewer business days prior to the offer’s scheduled expiration date, and (ii) the merger agreement has not been terminated by Parent or the Company because an Adverse Recommendation Change has occurred prior to the Acceptance Time (as defined below);

•

by Purchaser, in its discretion, for a subsequent offering period following the first time Purchaser accepts payment for Shares tendered pursuant to the offer (the “Acceptance Time”), in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended; or

•	by Purchaser, upon the request of the Company following the Acceptance Time, for an additional period of at least ten business days, if Lone Star then owns more than 80% of the outstanding Shares.

See Section 1—“Terms of the Offer” of the offer to purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the offer is extended?

If we extend the offer, we will inform Computershare Trust Company, N.A., the depositary for the offer (the “Depositary”) of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—“Terms of the Offer” of the offer to purchase.

What are the most significant conditions to the Offer?

The offer is conditioned upon the following:

•

there being tendered and not validly withdrawn, prior to the expiration of the offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding immediately prior to the acceptance of Shares pursuant to the offer (the “Minimum Tender Condition”); and

•

the absence of any injunction or temporary restraining order by any court of competent jurisdiction prohibiting the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer, provided that Parent and Purchaser have used their reasonable best efforts to oppose such order or to have such order made inapplicable to the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer.

The offer is also subject to several other conditions. We can waive some of these conditions without the Company’s consent. We cannot, however, waive the Minimum Tender Condition without the consent of the Company. See Section 13—“Certain Conditions of the Offer” of the offer to purchase.

What is the market value of my Shares as of a recent date?

On June 18, 2007, the last trading day before we commenced the original offer, the last sale price of Shares reported through Nasdaq was $14.26 per Share. On September 18, 2007, the day on which we announced the execution of the Second Amendment, the last sale price of Shares reported through Nasdaq was $9.78 per Share. On September 20, 2007, the last trading day prior to printing this supplement, the last sale price of Shares reported through Nasdaq was $11.58 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends” of the offer to purchase.

When and how will Purchaser pay for the Shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the offer and acceptance of the Shares for payment and in any event within three business days after the later of (i) the earliest date as of which Purchaser is permitted under applicable law to accept the Shares for payment and (ii) the date on which the conditions to the offer has been satisfied or waived. Parent, Purchaser, the Company and The Bank of New York, as escrow agent, have entered into an escrow agreement, dated as of September 18, 2007, pursuant to which Parent has deposited into an escrow account at The Bank of New York cash in an amount equal to $295,560,310.75 (the “Escrow Funds”). The escrow agreement provides for the disbursement, upon satisfaction of the conditions to the closing of the offer, of an appropriate portion of the Escrow Funds to holders of Shares who have properly tendered and not withdrawn Shares into the offer. See Section 13—“Certain Conditions of the Offer” of the offer to purchase.

How do I tender my Shares?

To tender your Shares, you must, prior to the expiration of the offer, deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account, together with a completed amended letter of transmittal and any other documents required by the amended letter of transmittal. If your Shares are held in street name (that is, through a bank, broker, dealer, trust company or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may still participate in the offer by having a bank, broker, dealer, trust company or other nominee that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three trading days after the expiration of the offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading-day period. See Section 3—“Procedure for Tendering Shares” of the offer to purchase.

Do I need to re-submit a new letter of transmittal or submit the amended letter of transmittal if I have previously tendered Shares in the offer?

No. If you have already validly tendered and not withdrawn Shares in the offer and if you do not wish to change any aspect of your tender, you do not need to re-submit a letter of transmittal or submit the amended letter of transmittal. If your Shares are held in street name and you have instructed your nominee to tender your Shares in the offer, which instructions have not been revoked or changed, then you do not need to give new instructions to your nominee to have such Shares tendered in the offer.

Can holders of Company stock options, warrants or restricted shares or other rights measured by the value of Shares participate in the offer?

The offer is only for outstanding Shares and not for any Company stock options or warrants to acquire Shares, Company restricted shares or other rights measured by the value of Shares.

Immediately prior to the effective time of the merger, each outstanding Company stock option under any director or employee share option or compensation plan or other arrangement of the Company will become fully vested. At the effective time of the merger, each unexercised Company stock option will be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of the (x) New Offer Price over (y) the per-Share exercise price of such stock option, (ii) multiplied by the total number of Shares subject to such stock option, without interest, less applicable withholdings, payable no later than three business days after the effective time of the merger.

At the effective time of the merger, each unexercised Company warrant will be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of (x) the New Offer Price over (y) the per-Share exercise price of such Company warrant and (ii) the number of Shares subject to such Company warrant, without interest, less applicable withholdings, payable no later than three business days after the effective time of the merger.

Immediately prior to the effective time of the merger, each Company restricted share will become vested and will be considered an outstanding Share.

At the effective time of the merger, each right of any kind, whether contingent or accrued, to receive Shares or benefits (which is measured by the value of Shares), other than Company stock options, Company restricted shares or stock-based awards granted under the Company’s deferred compensation plan, outstanding immediately prior to the effective time of the merger, will become fully vested and will entitle the holder thereof to receive an amount of cash equal to the New Offer Price in respect of each Share underlying the particular right, less applicable withholdings. At the effective time of the merger, each outstanding stock-based award which has been granted under the Company’s deferred compensation plan, whether vested or unvested, will be cancelled in exchange for an amount of cash equal to the New Offer Price per such Company stock-based award, which will be deposited in the trust related to such deferred compensation plan. The vesting and distribution of such cash amounts will be in accordance with the terms of such Company stock-based award and the Company’s deferred compensation plan.

See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Company and Purchaser Securities” of the offer to purchase.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the offer expires. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—“Withdrawal Rights” of the offer to purchase.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the bank, broker, dealer, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 —“Withdrawal Rights” of the offer to purchase.

Appraisal rights are not available as a result of the offer, however, if we purchase a majority of the outstanding Shares in the offer and proceed with the merger, appraisal rights will be available to holders of Shares who do not vote in favor of the merger, subject to, and in accordance with, Delaware law. A holder of Shares must properly perfect its right to seek an appraisal under Delaware law in connection with the merger in order to exercise appraisal rights provided under Delaware law. See Section 15—“Certain Legal Matters; Regulatory Approvals” of the offer to purchase.

Following Purchaser’s purchase of Shares in the offer, will the Company continue as a public company?

No. Following the purchase of Shares in the offer, we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Shares will no longer be eligible to be traded through Nasdaq, there may not be an active public trading market for Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Company and Purchaser Securities” and Section 9—“Certain Information Concerning the Company—Late Filings and Possible Delisting” of the offer to purchase.

Will the offer be followed by a merger if all Shares are not tendered in the offer?

Yes. If we accept payment for all Shares validly tendered and not withdrawn pursuant to the offer, Purchaser will merge with and into the Company, as required by the merger agreement, subject to the terms and conditions of the merger agreement, the requirements of applicable law, and a vote of the Company’s stockholders, if a vote is required.

If we acquire at least 90% of issued and outstanding Shares pursuant to the offer or otherwise (including, without limitation, pursuant to exercise of the Top-Up Option (as defined below)), we will complete the merger as soon as possible, without a meeting of the Company stockholders, under the “short-form” merger provisions of Delaware law.

See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—Short-Form Merger” of the offer to purchase.

What is the Top-Up Option and when could it be exercised?

As part of the merger agreement, the Company granted to Purchaser an option to purchase up to a number of newly-issued Shares that, when added to the number of Shares owned by Purchaser at the time the option is exercised, at which time Purchaser must already own more than 50% of the outstanding Shares, would result in Purchaser owning one Share more than 90% of the outstanding Shares on a fully-diluted basis (the “Top-Up Option”). The Company may require Purchaser to exercise the Top-Up Option under certain circumstances. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Top-Up Option” of the offer to purchase for a more detailed discussion of the limitations on, and the conditions to, the exercise of the Top-Up Option.

If I decide not to tender, how will the offer affect my Shares?

If you decide not to tender your Shares in the offer and the merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the offer, without any interest being paid on such amount, subject to appraisal rights. Therefore, if the merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares, unless you seek an appraisal for your Shares. If you perfect your rights to appraisal under Delaware law, you may receive a different amount from the consideration being paid in the merger. If you decide not to tender your Shares in the offer and we purchase the tendered Shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded Shares that Shares will no longer be eligible to be traded through Nasdaq and there may not be an active public trading market for Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” and Section 7—“Effect of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration” of the offer to purchase.

Who should I call if I have questions about the offer?

You may call Georgeson Inc. at (888) 605-7543 (toll free) or Piper Jaffray & Co. at (877) 371-5212 (toll free). Georgeson Inc. is acting as the information agent and Piper Jaffray & Co. is acting as the dealer-manager for our offer. See the back cover of this supplement.

INTRODUCTION

LSF5 Accredited Merger Co., Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), has amended its offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), at a price of $11.75 per Share, net to the seller in cash, without interest, and subject to applicable withholding taxes (the “New Offer Price”). Purchaser has extended the offer and the offer and withdrawal rights now expire at 12:00 midnight, New York City time, on October 5, 2007 (the “Expiration Date”), unless further extended. You may withdraw your previously tendered Shares at any time before the Expiration Date.

Except as otherwise set forth in this supplement or the amended letter of transmittal, the terms and conditions set forth in the original offer to purchase and the original letter of transmittal remain applicable in all respects. To the extent that any information or amendment contained in this supplement is inconsistent with the information in the original offer to purchase, the information and amendments in this supplement shall control.

The offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 2007, as amended by the First Amendment, dated June 15, 2007 (the “First Amendment”), and the Second Amendment, dated September 18, 2007 (the “Second Amendment”), among Parent, Purchaser and the Company, which provides that following the offer, Purchaser will be merged with and into the Company and each Share not previously acquired in the offer will be converted into the right to receive in cash and without interest, the same price paid in the offer, subject to appraisal rights. References to the “merger agreement” in the offer to purchase mean the merger agreement as amended by the First Amendment and the Second Amendment, and as subsequently amended or supplemented from time to time.

The offer is conditioned upon, among other things, (i) there being tendered and not validly withdrawn, prior to the expiration of the offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding immediately prior to the acceptance of Shares pursuant to the offer (the “Minimum Tender Condition”), and (ii) the absence of any injunction or temporary restraining order entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction prohibiting the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer, provided that Parent and Purchaser have used their reasonable best efforts to oppose such order or to have such order made inapplicable to the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer. Certain other conditions to consummation of the offer are described in Section 13—“Certain Conditions of the Offer” of the offer to purchase. The Company has advised us that, as of September 18, 2007, there were 25,154,069 Shares issued and outstanding. Accordingly, assuming that there is no change in the number of issued and outstanding Shares, if 12,577,035 Shares are validly tendered and not withdrawn, the Minimum Tender Condition will be satisfied.

The board of directors of the Company unanimously (i) approved the merger agreement, and approved the transactions contemplated thereby, including the offer and the merger, in accordance with the Delaware General Corporation Law (the “DGCL”); (ii) declared that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of the Company stockholders; and (iii) adopted resolutions recommending that the Company stockholders accept the offer, tender their Shares pursuant to the offer and adopt the merger agreement and approve the merger, if required. A more complete description of the reasons for the actions of the Company’s board of directors is set forth in an amendment to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 relating to the offer (the “Amended Schedule 14D-9) that will be mailed to its stockholders together with the offer to purchase.

Milestone Advisors, LLC (“Milestone”), has delivered to the Company’s board of directors its written opinion to the effect that, as of the date of its opinion and based on and subject to the assumptions, qualifications and limitations stated in its opinion, the consideration of $11.75 in cash per Share to be paid to holders of Shares, other than Lone Star and its affiliates (to the extent they own Shares), pursuant to the merger agreement, and the transactions contemplated thereby, including the offer and the merger were fair, from a financial point of view, to such holders. A copy of Milestone’s written opinion setting forth, among other things, the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Milestone in rendering its opinion, is included as an annex to the Amended Schedule 14D-9. Stockholders of the Company are urged to read the full text of the opinion carefully and in its entirety.

The merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the merger agreement by the affirmative vote of the holders of a majority of outstanding Shares. If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required and as soon as practicable thereafter, to duly call, give notice of, convene and hold a meeting of its stockholders for the sole purpose of seeking the adoption of the merger agreement. Parent and Purchaser have agreed to vote their Shares in favor of the adoption of the merger agreement.

No appraisal rights are available as a result of the offer. Company stockholders will be able to exercise appraisal rights, however, in connection with the merger if they comply with applicable Delaware law and do not vote such Shares in favor of the merger, if such a vote is required, and if they otherwise comply with the requirements of Delaware law regarding the perfection of appraisal rights. See Section 13—“Certain Conditions of the Offer” of the offer to purchase.

Tenders of Shares, letters of transmittal, notices of guaranteed delivery, instructions to banks, brokers, dealers, trust companies or other nominees submitted in connection with the original offer to purchase will continue to be effective and stockholders do not need to re-submit a letter of transmittal, or submit the amended letter of transmittal, or give new instructions to their banks, brokers, dealers, trust companies or other nominees to have such Shares continue to be validly tendered in the offer if they do not wish to change any aspect of their tender.

If you wish to tender Shares previously not tendered in the offer, you should, prior to the expiration of the offer, deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account, together with a completed amended letter of transmittal and any other documents required by the amended letter of transmittal. If your Shares are held in street name (that is, through a bank, broker, dealer, trust company or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may still participate in the offer by having a bank, broker, dealer, trust company or other nominee that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three trading days after the expiration of the offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading-day period.

All references to the offer to purchase and the related letter of transmittal shall be deemed to refer to the offer to purchase as amended and supplemented by this supplement and the amended letter of transmittal, respectively.

All references in the original offer to purchase and in the related tender offer documents to the price for the offer or the price at which we are offering to purchase Shares now mean a price of $11.75 per Share, net to the seller in cash, without interest, and subject to applicable withholding taxes. All references to the aggregate purchase price in the offer now mean an aggregate price of $315 million.

All references to the Expiration Date in the original offer to purchase or the related tender offer documents now mean 12:00 midnight, New York City time, on October 5, 2007 (the “Expiration Date”) unless and until we have extended the period for which the offer is open, in which event the term “Expiration Date” means the latest time and date on which the offer, as so extended by us, expires.

All references to the notice of guaranteed delivery now mean the amended notice of guaranteed delivery.

Purchaser’s obligation to accept, and pay for, Shares validly tendered pursuant to the offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 13—“Certain Conditions of the Offer” of the offer to purchase.

In addition to the changes to the information included in the original offer to purchase described above in this supplement, the information in the original offer to purchase is subject to the following, which amends and supplements such information as described below.

THIS SUPPLEMENT AND THE RELATED AMENDED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.    Terms of the Offer.

The first paragraph of Section 1—“Terms of the Offer” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“Upon the terms and subject to the conditions set forth in the offer to purchase and the amended letter of transmittal (and, if the offer is extended or amended, including the terms and conditions of such extension or amendment), we will accept for payment, and pay for, all Shares tendered pursuant to the offer (and not validly withdrawn) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on October 5, 2007, unless and until we have extended the period for which the offer is open, in which event the term “Expiration Date” means the latest time and date on which the offer, as so extended by us, expires.”

The second paragraph of Section 1—“Terms of the Offer” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, (i) the Minimum Tender Condition, and (ii) the absence of any injunction or temporary restraining order entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction prohibiting the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer, provided that Parent and Purchaser have used their reasonable best efforts to oppose such order or to have such order made inapplicable to the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer. Certain other conditions to consummation of the offer are described in Section 13—“Certain Conditions of the Offer” of this offer to purchase.”

The third paragraph of Section 1—“Terms of the Offer” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“The merger agreement provides that the tender offer may, and in certain events is required to, be extended, as follows: (i) by Purchaser, for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Global Select Market (“Nasdaq”) that is applicable to the offer, except that Purchaser is not required to extend the offer beyond December 31, 2007 or, under certain circumstances, beyond March 31, 2008; (ii) by Purchaser, upon the written request of the Company for an additional period of not more than ten business days if any condition to the offer is not satisfied, provided that Purchaser is not required to extend the offer beyond the Outside Date; (iii) by Purchaser and Parent, upon the written request of the Company for an additional period of not more than five business days, if (A) the Company receives a Company Acquisition Proposal (as defined in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Merger Agreement—Solicitation of Transactions” of this offer to purchase) or an Adverse Recommendation Change (as defined in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—Merger Agreement—Solicitation of Transactions” of this offer to purchase) shall have occurred five or fewer business days prior to the offer’s scheduled expiration date, and (B) the merger agreement has not been terminated by Parent or the Company because an Adverse Recommendation Change has occurred prior to the Acceptance Time (as defined below); (iv) by Purchaser, in its discretion, for a subsequent offering period following the first time Purchaser accepts payment for Shares tendered pursuant to the offer (the “Acceptance Time”); in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (v) by Purchaser, upon the request of the Company following the Acceptance Time, for an additional period of at least ten business days, if Lone Star then owns more than 80% of the outstanding Shares.”

2.    Procedure for Tendering Shares.

Section 3—“Procedure for Tendering Shares” of the original offer to purchase is hereby amended to add the following paragraph at the end thereof:

“Shares Tendered in connection with the original offer to purchase and Related Letter of Transmittal. Tenders of Shares, letters of transmittal, notices of guaranteed delivery, instructions to banks, brokers, dealers, trust companies or other nominees submitted in connection with the original offer to purchase will continue to be effective and stockholders do not need to re-submit a letter of transmittal, or submit the amended letter of transmittal, or give new instructions to their banks, brokers, dealers, trust companies or other nominees to have such Shares continue to be validly tendered in the offer if the stockholders do not wish to change any aspect of their tender in light of the New Offer Price.”

3.    Withdrawal Rights.

The first paragraph of Section 4—“Withdrawal Rights” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“Tenders of Shares made pursuant to the offer are irrevocable, except that you may withdraw Shares tendered pursuant to the offer at any time prior to the Expiration Date. Pursuant to Rule 14d-11 of the Exchange Act, no withdrawal rights will apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the offer and accepted for payment.”

4.    Price Range of Shares; Dividends.

Section 6—“Price Range of Shares; Dividends” of the original offer to purchase is hereby amended by replacing such section in its entirety with the following:

“The Shares trade through Nasdaq under the symbol “LEND.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices for Shares on Nasdaq based upon public sources:

	Company Sales Price
	High	Low
Calendar Year
2005:
First Quarter	$50.75	$33.60
Second Quarter	46.00	34.29
Third Quarter	49.27	34.31
Fourth Quarter	51.70	31.36
2006:
First Quarter	$54.94	$45.51
Second Quarter	60.13	43.25
Third Quarter	48.62	30.48
Fourth Quarter	36.95	26.45
2007:
First Quarter	$29.87	$3.77
Second Quarter	15.44	8.30
Third Quarter (through September 20, 2007)	14.34	3.90

The Company has advised Purchaser that, as of September 18, 2007 there were 25,154,069 Shares issued and outstanding and there were outstanding options, warrants, restricted share units or other rights granted by the Company that were exercisable or exchangeable for, or convertible into, 4,184,999 Shares in the aggregate. On June 18, 2007, the last trading day before we commenced the Offer, the last sale price of Shares reported through Nasdaq was $14.26 per Share. On September 18, 2007, the day on which we announced the execution of the Second Amendment, the last sale price of Shares reported through Nasdaq was $9.78 per Share. On September 20, 2007, the last trading day prior to printing this supplement, the last sale price of Shares reported through Nasdaq was $11.58 per Share.

We urge you to obtain a current market quotation for Shares.

The Company has advised Purchaser that it has not declared or paid a cash dividend with respect to the Shares in the last three years. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements” of this offer to purchase with respect to the Company’s ability to declare or issue dividends at this time.”

5.    Effect of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration.

The fourth paragraph of the subsection “Reduced Liquidity; Possible Delisting” of Section 7—“Effect of the Offer on the Market for Shares; Margin regulation; Exchange Act Registration” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“In addition, as described in the Company’s public announcements and filings with the SEC, the Company received, on March 16, 2007, a Nasdaq Staff Determination notice stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not timely file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2006. On May 14, 2007 and August 14, 2007, respectively, the Company received additional deficiency notices from the staff of Nasdaq stating that the Company’s failure to timely file with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, respectively, served as an additional basis for delisting the Company’s securities from Nasdaq. Following the Company’s receipt of the initial notice on March 16, 2007, the Company requested and was granted a hearing before a Nasdaq panel, which was held on May 3, 2007 and at which the Company presented its plan to regain compliance with NASDAQ’s filing requirement. On July 23, 2007, the panel determined to continue the listing of the Shares, provided that the Company file its Annual Report on Form 10-K for the year ended December 31, 2006 by no later than September 12, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 on or before September 18, 2007. The Company filed its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 on August 2, 2007 and September 18, 2007, respectively. In compliance with the Nasdaq order, on August 17, 2007, the Company submitted a request to the Nasdaq for additional time to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. To date, the Nasdaq has not responded to such request and the Company has not filed the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company’s stock will continue to trade on Nasdaq pending the issuance of the panel’s decision in this matter and/or the expiration of any extension period granted by the panel. There can be no assurance that the Company’s efforts to maintain its Nasdaq listing at least through the consummation of this tender offer will be successful. See Section 9—“Certain Information Concerning the Company—Late Filings and Possible Delisting” of this offer to purchase.”

6.    Certain Information Concerning the Company.

The second paragraph of the subsection “Available Information” of Section 9—“Certain Information Concerning the Company” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. The Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 as disclosed in its Notifications of Late Filing on Form 12b-25, filed with the SEC on August 10, 2007. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference room may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be obtained electronically on the SEC’s web site at http://www.sec.gov.”

The first paragraph of the subsection “Late Filings and Possible Delisting” of Section 8—“Certain Information Concerning the Company” of the original offer to purchase is hereby amended by replacing such paragraph in its entirety with the following:

“As described in the Company’s public announcements and filings with the SEC, the Company received, on March 16, 2007, a Nasdaq Staff Determination notice stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not timely file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2006. On May 14, 2007 and August 14, 2007, the Company received additional deficiency notices from the staff of Nasdaq stating that the Company’s failure to timely file with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, respectively, served as an additional basis for delisting the Company’s securities from Nasdaq. Following the Company’s receipt of the initial notice on March 16, 2007, the Company requested and was granted a hearing before a Nasdaq panel, which was held on May 3, 2007 and at which the Company presented its plan to regain compliance with NASDAQ’s filing requirement. On July 23, 2007, the panel determined to continue the listing of the Shares, provided that the Company file its Annual Report on Form 10-K for the year ended December 31, 2006 by no later than September 12, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 on or before September 18, 2007. The Company filed its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 on August 2, 2007 and September 18, 2007, respectively. In compliance with the Nasdaq order, on August 17, 2007, the Company submitted a request to the Nasdaq for additional time to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. To date, the Nasdaq has not responded to such request and the Company has not filed the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The Company’s stock will continue to trade on Nasdaq pending the issuance of the panel’s decision in this matter and/or the expiration of any extension period granted by the panel. There can be no assurance that the Company’s efforts to maintain its Nasdaq listing at least through the consummation of this tender offer will be successful.”

The following sentence is hereby added following the fourth sentence in the third paragraph of the subsection “Certain Financial Information and Projections” in Section 8—“Certain information Concerning the Company” of the original offer to purchase:

“Company management also separately provided to Milestone certain financial projections for use in its analysis and opinion, which were different from those cited above. Those other projections are discussed in the Amended Schedule 14D-9.”

The fifth sentence in the fifth paragraph of the subsection “Certain Financial Information and Projections” in Section 8—“Certain information Concerning the Company” of the original offer to purchase is hereby amended by replacing such sentence with the following:

“The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters, and other risks described in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2006 and its report on Form 10-Q for the quarter ended March 31, 2007 and other documents filed with the SEC.”

7.     Background of the Offer; Past Contacts, Negotiations and Transactions.

Section 10—“Background of the Offer: Past Contacts, Negotiations and Transactions” of the original offer to purchase is hereby amended by adding the following at the end thereof:

“On June 19th, Purchaser filed a Tender Offer Statement on Schedule TO (the “Original Tender Offer Statement”) in connection with the original offer. On the same day, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 that contains the Company’s recommendations with regard to the original offer.

On July 3rd, July 17th, July 30th, August 15th, August 28th, September 13th and September 17th, Purchaser filed amendments to the Original Tender Offer Statement, relating to extensions of the Expiration Date.

On August 11, 2007, the Company filed a complaint against Lone Star Fund, Parent and Purchaser in Delaware Chancery Court, seeking specific performance of the merger agreement and/or money damages, and on August 20, 2007, Parent, Purchaser and Lone Star Fund filed their answer and counterclaims (collectively, the “Delaware Litigation”). See Section 15—“Certain Legal Matters; Regulatory Approvals” of this offer to purchase for a detailed discussion of the Delaware Litigation.

From about August 16 to September 18, 2007, Len Allen, President of Lone Star’s U.S. operations, and Bowers Espy, on behalf of the Special Committee of the Board of Directors, had several confidential discussions about a potential settlement of the Delaware Litigation and a restructuring of the Offer. On August 31st, Purchaser disclosed that Parent had delivered to the Company a letter proposing, among other things, a final settlement of the Delaware Litigation and a revised offer price of $8.50 per Share.

On September 18, 2007, the Company, Purchaser and Parent entered into the Second Amendment, which provides for the offer and the merger to be completed on substantially the same terms as under the original merger agreement, but provides for a New Offer Price of $11.75 per Share, net to stockholders, in cash, without interest, and subject to any required tax withholdings. The Second Amendment further provides that from and after the date of the Second Amendment and until the Acceptance Time, the Company is permitted to seek transactions alternative to the one contemplated in the merger agreement. In addition, at any time prior to the effective time of the merger, the Company’s board of directors may make an Adverse Recommendation Change if the Company’s board of directors determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Solicitation of Transactions” of this offer to purchase. In addition, the Second Amendment provides that the parties would (i) jointly file a stipulation and order staying the proceedings in the Delaware Litigation and (ii) not commence any similar litigation in any court or tribunal. The Delaware Litigation was stayed by a stipulated Order granted by the Court on September 19, 2007. See Section 15—“Certain Legal Matters; Regulatory Approvals” of this offer to purchase”.

8.     Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements.

The subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by adding the following between the “Effects of the Merger on Company and Purchaser Securities” part and the “Representations and Warranties” part of such subsection:

“Escrow Funds

Pursuant to the terms of the Second Amendment, Parent, Purchaser, the Company and The Bank of New York, as escrow agent, have entered into an escrow agreement, dated as of September 18, 2007, pursuant to which Parent has deposited into an escrow account at The Bank of New York cash in an amount equal to $295,560,310.75 (the “Escrow Funds”). The escrow agreement provides for the disbursement, upon satisfaction of the conditions to the closing of the offer, of an appropriate portion of the Escrow Funds to holders of Shares who have properly tendered and not withdrawn Shares into the offer.”

The “Representations and Warranties” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Representations and Warranties

The merger agreement contains representations and warranties made by Parent and Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and solely for the benefit of the Company. The merger agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The merger agreement contains representations and warranties by Purchaser and Parent to the Company relating to a number of matters, including the following:

•	organization, valid existence, and good standing of Parent and Purchaser;

•	Parent’s ownership of Purchaser and Purchaser’s lack of prior activity;

•	corporate authorization and validity of the merger agreement and the offer;

•

the absence of any conflict of the offer or the merger agreement with Purchaser and Parent’s respective certificates of incorporation or bylaws, with applicable laws or with any agreement to which Purchaser or Parent is a party and, subject to certain exceptions set forth in the merger agreement, the absence of governmental consents, filings and approvals necessary to complete the offer or the merger;

•	the accuracy of the information supplied by us for inclusion in the offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

•	the absence of litigation;

•	the availability of funds necessary to complete the offer and the merger;

•	no ownership of any Company capital stock by Lone Star;

•	disclosure of certain agreements or understandings; and

•	Lone Star’s obligation for brokers’ or finders’ fees in connection with the offer and the merger broker’s fees.”

The “Covenants and Agreements—Conduct of Business by the Company Pending the Merger” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Conduct of Business by the Company Pending the Merger.    The merger agreement expressly restricts the ability of the Company or its subsidiaries, without Parent’s written consent, which consent shall not be unreasonably withheld or delayed, between the date of the Second Amendment and the time for disbursement, upon the satisfaction of the conditions to the closing of the offer, of an appropriate portion of the Escrow Funds to holders of the Shares who have properly tendered and not withdrawn their Shares in the offer (the “Release Time”), and subject to certain exceptions, to:

•	amend or propose to holders of Shares any change in its certificate of incorporation or bylaws or increase the size of the Company board of directors;

•

issue any shares of any class of capital stock of the Company or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any ownership interest of the Company or its subsidiaries other than (i) the issuance of Shares issuable pursuant to rights and warrants outstanding on the date hereof, and (ii) the award of Company stock options or other rights granted in the ordinary course of business, subject to a certain maximum;

•

repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company stock options or the vesting of or lapse of restrictions on certain other rights;

•

declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, shares, property or otherwise) other than (i) dividends by any direct or indirect Company subsidiary to the Company or any other Company subsidiary, (ii) dividends paid by the Reporting Subsidiary on shares of its 9.75% Series A Perpetual Cumulative Preferred Shares, (iii) dividends paid by Accredited Preferred Securities Trust I, a subsidiary of the Company, on its trust preferred securities, and (iv) dividend equivalents paid with respect to certain rights to receive Shares or benefits measured by the value of Shares;

•

split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

acquire any business organization (or division thereof) or any property, in each case, for an amount in excess of $10,000,000, other than purchases of inventory, mortgage and real estate related assets and other assets in the ordinary course of business;

•

except as required by applicable law or the Company’s compensation plans, and except for (A) payments to employees (but not to any of the four most senior executive officers of the Company) of retention bonuses or implementation of a retention bonus plan involving payments or other awards exceeding $3,000,000 in the aggregate, and (B) payments made to continuing employees of amounts in respect of accrued “paid time off” to which they would be entitled in connection with resignation of employment, increase the compensation or benefits payable to the Company’s directors, officers or employees or grant to any director (other than certain designated increases), officer or employee of the Company or of any of its subsidiaries any new severance, change of control or termination pay, or grant any increase in, establish, adopt, enter into or amend or materially increase benefits under any employee benefit or equity compensation plan; or

•

transfer, sell, pledge, surrender, encumber, divest or otherwise dispose of any of the Company’s or its subsidiaries’ capital stock, except any such transactions among the Company and its wholly-owned subsidiaries and except for a secured party’s exercise of rights in respect of the capital stock of the Company’s subsidiaries which is pledged as collateral to such secured party.”

The “Covenants and Agreements—Access to Information; Confidentiality” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Access to Information; Confidentiality.    Until the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries have agreed to provide Parent with access to their officers, employees, agents, properties, offices, plants and other facilities, books and records, and all other financial, operating and other data and information as Parent may request, subject to applicable law and confidentiality obligations.”

The “Covenants and Agreements—Solicitation of Transactions by the Company” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Solicitation of Transactions by the Company.    From and after the date of the Second Amendment and until the Acceptance Time, the Company, its subsidiaries and their respective agents, representatives and affiliates may,

•

initiate, solicit and encourage Company Acquisition Proposals (as defined below), including by way of public disclosure and by way of providing access to non-public information to any person pursuant to confidentiality agreements on substantially similar terms as the confidentiality agreement, dated as of March 24, 2007, between Lone Star U.S. Acquisitions, LLC and the Company; and

•

enter into and maintain discussions or negotiate with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

In addition, at any time prior to the effective time of the merger, the Company’s board of directors may make an Adverse Recommendation Change (as defined below) if the Company’s board of directors determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

“Company Acquisition Proposal” means any proposal or offer for any (i) merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving the Company or a significant subsidiary thereof, (ii) sale or other disposition of any assets of the Company or a subsidiary thereof, representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) disposition by the Company of securities representing 15% or more of the votes or value associated with the outstanding voting equity securities of the Company, (iv) tender offer or exchange offer in which any person or group offers to acquire beneficial ownership of 15% or more of the outstanding Shares, or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions. The term “Company Acquisition Proposal” does not include any transactions contemplated by the merger agreement or any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its wholly-owned subsidiaries or among wholly-owned subsidiaries of the Company.

“Adverse Recommendation Change” means (a) any withdrawal of, or amendment or modification in a manner adverse to Parent (other than any action not constituting a withdrawal that the Company’s board of directors determines, after consultation with counsel and in the good faith exercise of its business judgment, is reasonably likely to be required to comply with either state or federal securities laws) or public proposal to withdraw (or amend or modify in a manner adverse to Parent, other than any action not constituting a withdrawal that the Company’s board of directors determines, after consultation with counsel and in the good faith exercise of its business judgment, is reasonably likely to be required to comply with either state or federal laws) the Company’s board of directors’ recommendation that the stockholders accept the offer, tender their Shares pursuant thereto and adopt and approve the merger agreement and the merger, respectively, if required (including pursuant to the Schedule 14D-9 or any amendment thereto), or the Company’s board of directors’ approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or (b) any recommendation, adoption or approval, or public proposal to recommend, adopt or approve, any Company Acquisition Proposal by the Company’s board of directors.”

The “Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.    The merger agreement provides that from and after the Release Time, (i) the surviving corporation and Parent must, jointly and severally, to the fullest extent permitted by applicable law, indemnify each person who was as of June 4, 2007, or during the period from June 4, 2007 through the closing date, serving as a fiduciary of the Company or its subsidiaries in connection with any claim, proceeding or investigation, pertaining to matters that relate to such indemnified party’s duties as a fiduciary, and maintained by any person at or prior to the effective time of the merger, and (ii) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger already existing in favor of the current fiduciaries of the Company or its subsidiaries as provided in the Company’s certificate of incorporation and bylaws, or certain indemnification agreements will continue with full force and effect.

The merger agreement also provides that for a period of six years from the effective time of the merger, (i) the organizational documents of the surviving corporation will contain provisions no less favorable with respect to indemnification than are now set forth in the Company’s certificate of incorporation and bylaws, and (ii) the surviving corporation will maintain a “tail” policy of directors’ and officers’ liability insurance providing substantially equivalent coverage to the current policy maintained by the Company and its subsidiaries, with respect to claims arising from facts or events that occurred on or before the effective time of the merger. Notwithstanding the foregoing, the surviving corporation will not be required to spend more than an amount per year of coverage equal to 250% of the current annual premiums paid by the Company for such insurance.

The merger agreement further provides that from and after the Release Time, Parent shall indemnify the Company for any funds expended or advanced by the Company in connection with litigation in connection with the merger agreement pursuant to any right of any officer, director, employee or any other person pursuant to an indemnification agreement with the Company or any right of indemnification of any such person arising under the Company certificate of incorporation, bylaws, the merger agreement or otherwise, provided that Parent’s duty to indemnify the Company shall be excess to any available insurance coverage.

The merger agreement also provides that from and after the Release Time, Lone Star Fund V (U.S.), L.P. will guarantee all of the indemnity obligations of the surviving corporation and Parent set forth in the merger agreement.”

The “Covenants and Agreements” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby further amended by adding the following to the end of such part:

“Assumption of Servicer Facility.    Parent and Purchaser have agreed to cause LSF5 Mortgage Line, LLC, a Delaware limited liability company and affiliate of Parent (“LSF5”), to assume the obligations of JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) under a 9/06 Senior Secured Credit Agreement, effective as of September 29, 2006 among JPMorgan Chase, Accredited Home Lenders, Inc. and the Company, as amended (the “JPMorgan Chase Credit Agreement”), in the amount of $49,000,000, to be made (i) on terms and conditions no less favorable to the Company than the terms and conditions the JPMorgan Chase Credit Agreement and (ii) on terms and conditions related to the release and assignment by JPMorgan Chase that are reasonably acceptable to Parent, Purchaser and the Company, and to be secured by the assets currently pledged to JPMorgan Chase under the JPMorgan Chase Credit Agreement, other assets of the Company and its subsidiaries permitted to be pledged as collateral under the JPMorgan Chase Credit Agreement and such other collateral, if any, as may be reasonably agreed upon by the Company and Parent and Purchaser, including interests in “real estate owned” properties. The Parent and Purchaser also agreed to extend the maturity date under the JPMorgan Chase Credit Agreement to September 27, 2008 and forbear from exercising any rights or remedies under any such financing until March 1, 2008. In addition, in connection with such assumption, Parent and Purchaser placed $49,000,000 (the “Assumption Funds”) in an escrow account at The Bank of New York with The Bank of New York as escrow agent.

Stay of Proceeding.    Parent and Purchaser agreed to jointly file with the Company, immediately upon the execution of the Second Amendment, a stipulation and order staying the proceedings in the Delaware Litigation and not to commence any similar litigation in any court or tribunal. If the Company believes that Parent and Purchaser have breached a material obligation under the Second Amendment and have not accepted for payment and paid for the Shares validly tendered and not withdrawn in the offer, the Company will have the right to lift the stay, in which case the parties agree to consent to the earliest practicable trial date following completion of remaining discovery and briefing and not to oppose the lifting of the stay. If the stay is lifted, all parties will be entitled to resume the Delaware Litigation and will be returned to their respective positions without prejudice to any rights, causes of action or defenses asserted in the Delaware Litigation as if there had been no reduction from the original Offer Price of $15.10 per Share and excluding any events that may have occurred after the execution of the Second Amendment. However, if the resumption of the Delaware Litigation follows a breach by Parent and Purchaser to deposit Escrow Funds or the Assumption Funds, then solely in that instance for purposes of the Delaware Litigation the merger agreement will be treated as if all other terms of the Second Amendment had been in effect from the date the merger agreement was initially signed such that Parent and Purchaser shall not have any rights or defenses based on certain provisions of the merger agreement as in effect initially, including any right based on such provisions to cap the Company’s damages or limit the Company’s right to specific performance. Neither Parent nor Purchaser will have any liability in a reinstated Delaware Litigation if it is determined that it did not breach the merger agreement following the execution of the Second Amendment. The parties also agreed to execute a stipulation providing for the dismissal with prejudice of the Delaware Litigation upon the earlier to occur of the following: (i) Escrow Funds having been released to the Depositary in accordance with the escrow agreement, and (ii) the merger agreement being terminated in accordance with its terms other than as a result of a material breach by Parent or Purchaser after the execution of the Second Amendment. However, if the dismissal is due to the release of Escrow Funds to the Depositary and the Merger has not yet occurred, such dismissal will not be with prejudice solely to an action by the Company to enforce the provisions of the merger agreement that require Purchaser and Parent to consummate the Merger at $11.75 per Share following the closing of the offer, but upon consummation of the Merger the dismissal will be with prejudice to all claims and actions.”

The “Conditions to the Merger—Termination” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Termination.    The merger agreement may be terminated and the offer and the merger may be abandoned before or after the adoption of the agreement by the Company Stockholders:

•	by mutual written consent of Parent and the Company (following the recommendation of the Special Committee, if such committee still exists) at any time prior to the effective time of the merger;

•

by either Parent or the Company at any time after the Outside Date if the Acceptance Time has not occurred on or before such date. This right to terminate, however, will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to failure of the Acceptance Time to occur on or before the Outside Date. Notwithstanding the foregoing, the Outside Date will be extended for purposes of this termination right in the event (i) any party or the Escrow Agent becomes subject to an injunction, temporary restraining order or other order, decree, ruling or action prohibiting the acceptance for payment of the Shares pursuant to the offer or the consummation of the merger or (ii) any of the conditions to the offer described in the fifth bullet in Section 13—“Certain Conditions of the Offer” of the offer to purchase has occurred, but in the case of clause (ii), the Outside Date will not be extended beyond March 31, 2008;

•

by either Parent or the Company (following the recommendation of the Special Committee, if such committee still exists) if any governmental authority has taken any action which has become final and non-appealable and which has the effect of making the acceptance for payment of the Shares pursuant to the offer or the consummation of the merger illegal or otherwise preventing or prohibiting consummation of the offer or the merger (a “Governmental Order”);

•

by either Parent or the Company (following the recommendation of the Special Committee, if such committee still exists) if the offer (as it may have been extended) expires as a result of the non-satisfaction of the Minimum Tender Condition, without Purchaser having accepted for payment any Shares tendered pursuant to the offer. This right to terminate, however, will not be available to a party if the non-satisfaction of the Minimum Tender Condition is attributable to the failure of such party or any of its affiliates to fulfill its obligations under the merger agreement;

•

by the Company (following the recommendation of the Special Committee, if such committee still exists), if prior to the Acceptance Time, there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in the merger agreement, if the breach or inaccuracy would reasonably be expected to prevent Parent or Purchaser from paying for Shares pursuant to the offer or consummating the merger in accordance with its terms, and if the breach or inaccuracy is not cured by Parent or Purchaser by the earlier of (i) 60 days following receipt by Parent or Purchaser of written notice of such breach, and (ii) the Outside Date. This right to terminate, however, is not available to the Company if the Company is then in material breach of any representation, warranty or covenant under the merger agreement;

•	by Parent or the Company, if prior to the Acceptance Time, an Adverse Recommendation Change has occurred;

•

by the Company (following the recommendation of the Special Committee, if such committee still exists) if there has been a breach by Purchaser of its obligations to accept payment for Shares under the merger agreement as promptly as practicable, but in any event within three business days, after the satisfaction or waiver of each of the offer conditions outlined in Section 13—“Certain Conditions of the Offer” of the offer to purchase;

•

by Parent, if upon any scheduled expiration of the offer which occurs on or after the 20th business day following the date on which the Company files the Amended Schedule 14D-9/A with the SEC, the Minimum Tender Condition is not satisfied. However, Parent has no such termination right (i) in connection with any scheduled expiration of the offer at which the Minimum Tender Condition is not satisfied if, at the time of such expiration of the offer, (A) any injunction, temporary restraining order or other order, decree, ruling or action prohibiting the acceptance for payment of the Shares or the consummation of the offer that is not final or remains appealable is in effect, or (B) any of the conditions to the offer described in the fifth bullet in Section 13—“Certain Conditions of the Offer” of the offer to purchase is in effect, or (ii) at any time when Parent or Purchaser is in material breach of any representation, warranty or obligation under the merger agreement and such breach has arisen at or after the date of the Second Amendment. Nonetheless, Parent can exercise such termination right if any temporary restraint prohibiting the acceptance by Purchaser for payment of the Shares results from an action or proceeding voluntarily initiated by the Company (other than a derivative or similar action asserted on behalf of the Company).”

The “Fees and Expenses” part of subsection “The Merger Agreement” in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of the original offer to purchase is hereby amended by replacing such part with the following:

“Fees and Expenses.    Except as provided below, the parties agreed that all expenses they incurred in connection with this merger agreement would be paid by the party incurring such expenses, whether or not the merger is consummated. In the event the merger agreement is terminated:

•

(i) by Parent or the Company pursuant to the second, fourth, or sixth bullet under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination” of this offer to purchase, (ii) at or prior to the termination date, a Company Acquisition Proposal has been publicly announced (and not withdrawn), and (iii) concurrently with such termination or within twelve months following the termination date, the Company enters into a definitive agreement to consummate or consummates such Company Acquisition Proposal, then the Company must pay to Parent the Parent Termination Fee (as such term is defined below) when the entering into of such definite agreement or consummation of such Company Acquisition Proposal occurs. For these purposes, however, “50%” is to be substituted for “15%” in the phrases dealing with assets, and “50%” is to be substituted for “15%” in the phrases dealing with equity securities or voting power in the definition of Company Acquisition Proposal; or

•

by the Company pursuant to fifth or seventh bullet under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination” of this offer to purchase, Parent must pay to the Company the Company Termination Fee (as such term is defined below).

•	“Parent Termination Fee” means $6,000,000, and “Company Termination Fee” means $12,000,000.”

9.     Source and Amount of Funds.

The second paragraph in Section 12—“Source and Amount of Funds” of the original offer to purchase is hereby amended by replacing such sentence with the following:

“We estimate that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by us) pursuant to the offer and to pay related fees and expenses will be approximately $315 million.”

10.     Certain Conditions of the Offer.

Section 13—“Certain Conditions of the Offer” of the original offer to purchase is hereby amended by replacing such Section with the following:

“Notwithstanding any other provision of the offer, Purchaser will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer, will not be obligated to pay for, or may delay the acceptance or payment for, any Shares tendered pursuant to the offer if:

•	prior to the expiration of the offer, as extended, the Minimum Tender Condition has not occurred;

•

any court of competent jurisdiction has entered, issued or enforced an injunction or temporary restraining order, which has not been vacated, prohibiting the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer; provided that Parent and Purchaser have used their reasonable best efforts to oppose any such order or to have such order made inapplicable to the acceptance by Purchaser for payment of the Shares tendered pursuant to the offer;

•

the Company has failed to deliver to Parent and the Escrow Agent a certificate signed by (i) its chief executive officer and (ii) its executive vice president and secretary, certifying that the Company has complied in all material respects with its covenants under the merger agreement;

•

the merger agreement is terminated in accordance with the provisions described under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination” of this offer to purchase; or

•

there has occurred (i) any general suspension of, or limitation on trading in securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, which in either case makes acceptance of Shares for payment, or payment for such Shares, impossible.”

11.    Certain Legal Matters; Regulatory Approvals.

Subsection “Regulatory Approvals” in Section 15—“Certain Legal Matters; Regulatory Approvals” of the original offer to purchase is hereby amended by deleting such subsection in its entirety.

Subsection “Litigation” in Section 15—“Certain Legal Matters; Regulatory Approvals” of the original offer to purchase is hereby amended by adding the following to the end of such subsection:

“In June 2007, two class-action complaints were filed against the Company in the Superior Court of the State of California, County of San Diego. The complaints alleged breaches of fiduciary duty by the Company and individual members of its board of directors in connection with the entry into the merger agreement. The first of these complaints, entitled Korsinski v. Accredited Home Lenders Holding Co., et al. was filed on June 4, 2007. On June 27, 2007, plaintiff Korsinski voluntarily dismissed, without prejudice, his complaint. The second complaint, action entitled Wan v. Accredited Home Lenders Holding Co., et al., was filed on June 5, 2007. On June 29, 2007, plaintiff Wan filed with the court an amended class-action complaint. In addition to the allegations of an insufficient auction process and requests for relief made in the initial complaint, the amended complaint alleges the named directors are interested parties as a result of the rollover share provision in the merger agreement. On August 10, 2007, the parties to the Wan litigation reached an agreement in principle to settle the litigation. The agreement, which remains subject to a definitive settlement agreement and court approval, resolves all allegations by the plaintiff against Parent, Offeror, Accredited and named Accredited directors in connection with the tender offer, and includes no admission of wrongdoing. Under the terms of this settlement, the parties agreed to, among other things, make additional disclosures which are contained in Amendment No. 6 to the Original Tender Offer Statement, filed on August 10, 2007.

On August 11, 2007, the Company filed a complaint in Delaware Chancery Court and commenced the Delaware Litigation, seeking specific performance of the merger agreement and/or money damages. On August 17, 2007, the Delaware Chancery Court entered a stipulated scheduling order providing for expedited discovery and trial. On August 20, 2007, Parent, Purchaser and the Fund filed their answer and counterclaims, seeking, among other things, a declaration that the conditions precedent to the transactions contemplated by the merger agreement had not been met, the Company’s damages claims were barred or limited by the merger agreement and Parent was entitled to terminate the merger agreement at its option at any time. The Delaware Litigation had been scheduled to go to trial on September 26, 2007. On September 18, 2007, the Company, Purchaser and Parent entered into the Second Amendment, which provides that, among other things, immediately upon the execution of the Second Amendment, the parties would jointly file a stipulation and order staying the proceedings in the Delaware Litigation and not to commence any similar litigation in any court or tribunal. Pursuant to the Second Amendment, on September 18, 2007, the parties filed their Stipulation and Order Staying Action. On September 19, 2007, the Court granted the parties’ stipulated Order, thereby staying the Delaware Litigation in accordance with the Second Amendment. If the Company believes that Parent and Purchaser have breached a material obligation under the Second Amendment and have not accepted for payment and paid for the Shares validly tendered and not withdrawn in the offer, the Company will have the right to lift the stay, in which case the parties agree to consent to the earliest practicable trial date following completion of remaining discovery and briefing and not to oppose the lifting of the stay. If the stay is lifted, all parties will be entitled to resume the Delaware Litigation and will be returned to their respective positions without prejudice to any rights, causes of action or defenses asserted in the Delaware Litigation as if there had been no reduction from the original Offer Price of $15.10 per Share and excluding any events that may have occurred after the execution of the Second Amendment. However, if the resumption of the Delaware Litigation follows a breach by Parent and Purchaser to deposit Escrow Funds or the Assumption Funds, then solely in that instance for purposes of the Delaware Litigation the merger agreement will be treated as if all other terms of the Second Amendment had been in effect from the date the merger agreement was initially signed such that Parent and Purchaser shall not have any rights or defenses based on certain provisions of the merger agreement as in effect initially, including any right based on such provisions to cap damages or limit the Company’s right to specific performance. Neither Parent nor Purchaser will have any liability in a reinstated Delaware Litigation if it is determined that it did not breach the merger agreement following the execution of the Second Amendment. After the Stay Release Date, to the extent the Company is entitled to reinstate the Delaware Litigation, the

Company may also contemporaneously seek, in the alternative, to enforce the merger agreement, including by seeking the remedy of specific performance. The parties also agree to execute a stipulation providing for the dismissal with prejudice of the Delaware Litigation upon the earlier to occur of the following: (i) Escrow Funds having been released to the depositary under the escrow agreement, and (ii) the merger agreement being terminated in accordance with its terms other than as a result of a material breach by Parent or Purchaser after the execution of the Second Amendment. However, if the dismissal is due to the release of Escrow Funds to the depositary and the Merger has not yet occurred, such dismissal will not be with prejudice solely to an action by the Company to enforce the provisions of the merger agreement that require Purchaser and Parent to consummate the Merger at $11.75 per Share following the closing of the offer, and upon consummation of the Merger the dismissal will be with prejudice to all claims and actions.”